                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [X]

Check the appropriate box: [X]

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           TRIDENT MICROSYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)      Title of each class of securities to which transaction applies:

              ------------------------------------------------------------------

      2)      Aggregate number of securities to which transaction applies:

              ------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

              ------------------------------------------------------------------

      4)      Proposed maximum aggregate value of transaction:

              ------------------------------------------------------------------

      5)      Total fee paid:

              ------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)      Amount Previously Paid:

              ------------------------------------------------------------------

      2)      Form, Schedule or Registration Statement No.:

              ------------------------------------------------------------------

      3)      Filing Party:

              ------------------------------------------------------------------

      4)      Date Filed:

              ------------------------------------------------------------------

                                 [TRIDENT LOGO]






                                                                October 28, 1998


Dear Stockholder:

         This year's annual meeting of stockholders will be held on Thursday, December 17, 1998 at 9:00 a.m. local time, at Trident Microsystems, Inc., 189 North Bernardo Avenue, Mountain View, California. You are cordially invited to attend.

         The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

         After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

         A copy of the Company's 1998 Annual Report is also enclosed.

         The Board of Directors and Management look forward to seeing you at the annual meeting.

                                          Very truly yours,

                                          /s/ FRANK C. LIN
                                          ----------------
                                          FRANK C. LIN
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer

                           TRIDENT MICROSYSTEMS, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 17, 1998


To The Stockholders:

         Please take notice that the annual meeting of the stockholders of Trident Microsystems, Inc. (the "Company"), will be held on December 17, 1998, at 9:00 a.m. at Trident Microsystems, Inc., 189 North Bernardo Avenue, Mountain View, California, for the following purposes:

         1. To elect two Class III directors to hold offices for three-year terms and until their successors are elected and qualified.

         2. To approve certain additional anti-takeover measures under the Company's Certificate of Incorporation and By-Laws as follows:

                  A. To provide that members of the board of directors are removable only for cause.

                  B. To approve certain limitations on the ability to call special meetings.

         3.       To approve the Company's 1998 Employee Stock Purchase Plan.

         4. To approve an amendment to the Company's 1994 Outside Directors Stock Option Plan.

         5. To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999.

         6. To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on October 21, 1998 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of Trident Microsystems, Inc.

                                      By order of the Board of Directors,



                                      /s/ FRANK C. LIN
                                      --------------------------------------
                                      FRANK C. LIN
                                      Chairman of the Board of Directors,
                                      President and Chief Executive Officer

Mountain View, California
October 28, 1998


IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POST-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

SOLICITATION AND VOTING OF PROXIES ........................................................       1

INFORMATION ABOUT TRIDENT MICROSYSTEMS, INC ...............................................       2
         Stock Ownership of Certain Beneficial Owners and Management ......................       2
         Management .......................................................................       4

EXECUTIVE COMPENSATION AND OTHER MATTERS ..................................................       6
         Summary Compensation Table .......................................................       6
         Option Grants In Last Fiscal Year ................................................       8
         Option Exercises and Fiscal 1998 Year-End Value ..................................       9
         Aggregate Option Exercises in Last Fiscal Year And Fiscal Year-End Values ........       9
         Repricing of Stock Options .......................................................      10
         Ten-Year Option Repricings .......................................................      10
         Compensation of Directors ........................................................      11
         Compensation Committee Interlocks and Insider Participation ......................      12
         Change in Control Arrangements ...................................................      12
         Certain Relationships and Related Transactions ...................................      12
         Section 16(a) Beneficial Ownership Reporting Compliance ..........................      12

REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS ..............................      13

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION ............................      14
         Compensation Committee ...........................................................      14
         Compensation Philosophy ..........................................................      14
         Forms of Compensation ............................................................      15

COMPARISON OF STOCKHOLDER RETURN ..........................................................      16
         Comparison of Cumulative Total Return From June 30, 1993 through June 30, 1998 ...      16

ELECTION OF DIRECTORS .....................................................................      17

ADDITIONAL ANTI-TAKEOVER MEASURES .........................................................      18
         Summary of Existing Anti-Takeover Measures .......................................      19
         Summary of Additional Anti-Takeover Measures .....................................      20

CLASSIFIED BOARD OF DIRECTORS REMOVABLE ONLY FOR CAUSE ....................................      22
         Vote Required and Recommendation of the Board of Directors .......................      22

LIMITATION ON ABILITY TO CALL SPECIAL MEETINGS ............................................      23
         Vote Required and Recommendation of the Board of Directors .......................      23

APPROVAL OF THE COMPANY'S 1998 EMPLOYEE STOCK PURCHASE PLAN ...............................      24
         Summary of the Purchase Plan .....................................................      24
         Summary of United States Federal Income Tax Consequences .........................      26
         New Plan Benefits ................................................................      27
         Vote Required and Board of Directors' Recommendation .............................      27

AMENDMENT TO THE 1994 OUTSIDE DIRECTORS STOCK OPTION PLAN .................................      28
         Summary of the Directors Plan, as Amended ........................................      28
         Summary of United States Federal Income Tax Consequences .........................      30
         Amended Plan Benefits and Additional Information .................................      30
         Vote Required and Board of Directors' Recommendation .............................      31

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS .............................      32

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING ..............................      33

TRANSACTION OF OTHER BUSINESS .............................................................      33

LIST OF ATTACHMENTS:

EXHIBIT 1 CLASSIFIED BOARD OF DIRECTORS REMOVABLE ONLY FOR CAUSE
         (Proposal No. 2-A)

EXHIBIT 2 LIMITATION ON THE ABILITY TO CALL SPECIAL MEETINGS (Proposal No. 2-B)


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS


                           TRIDENT MICROSYSTEMS, INC.
                            189 NORTH BERNARDO AVENUE
                         MOUNTAIN VIEW, CALIFORNIA 94043


         The accompanying proxy is solicited by the Board of Directors of Trident Microsystems, Inc., a Delaware corporation ("Trident" or the "Company"), for use at the Annual Meeting of Stockholders to be held December 17, 1998, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is October 28, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.


                       SOLICITATION AND VOTING OF PROXIES

         The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

         Only stockholders of record as of the close of business on October 21, 1998, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 12,914,119 shares of common stock of the Company, par value $.001 per share ("Common Stock"), issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's By-Laws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

         All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

         An annual report for the fiscal year ended June 30, 1998 is enclosed with this Proxy Statement.

                  INFORMATION ABOUT TRIDENT MICROSYSTEMS, INC.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of August 31, 1998, with respect to the beneficial ownership of the Company's Common Stock by
(i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of June 30, 1998, whose salary and incentive compensation for the fiscal year ended June 30, 1998 exceeded $100,000, and (iv) all executive officers and directors of the Company as a group.


    NAME AND ADDRESS OF                                SHARES OWNED (1)
    BENEFICIAL OWNERS                          --------------------------------
-----------------------                          NUMBER              PERCENTAGE
                                               OF  SHARES             OF CLASS
                                               ----------            ----------
Glen M. Antle(2) .......................           42,000                  *
Yasushi Chikagami(3) ...................          142,877               1.11%
Charles A. Dickinson(4) ................           48,400                  *
Frank C. Lin(5) ........................        1,809,119              14.01%
   c/o Trident Microsystems, Inc.
   189 North Bernardo Avenue
   Mountain View, CA  94043
Millard Phelps(6) ......................           17,756                  *
Jung-Herng Chang(7) ....................          189,047               1.46%
Peter Jen(8) ...........................          155,304               1.20%
Gerry Liu(9) ...........................           65,944                  *
Amir Mashkoori(10) .....................           32,500                  *
Executive officers and directors
as a group (10 persons)(11) ............        2,528,514              19.58%

--------------------
* Less than 1%

(1) Except as otherwise noted, the persons named in the table have the sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the information contained in the footnotes to this table.

(2) Includes 30,000 shares subject to options exercisable by Mr. Antle within sixty days of August 31, 1998.

(3) Includes 5,000 shares held by a joint tenant account for Mr. Chikagami's wife, son and daughter. Also includes 17,877 shares subject to options exercisable by Mr. Chikagami within sixty days of August 31, 1998.

(4) Includes 11,250 shares subject to options exercisable by Mr. Dickinson within sixty days of August 31, 1998.

(5) Includes 220,000 shares subject to options exercisable by Mr. Lin within sixty days of August 31, 1998. Also includes 10,500 shares held by Mr. Lin's wife and 29,956 shares held by a custodian for the benefit of Mr. Lin's two minor children.

(6) Includes 16,301 shares subject to options exercisable by Mr. Phelps within sixty days of August 31, 1998.

(7) Includes 147,500 shares subject to options exercisable by Mr. Chang within sixty days of August 31, 1998.

(8) Includes 118,334 shares subject to options exercisable by Mr. Jen within sixty days of August 31, 1998.

(9) Includes 62,500 shares subject to options exercisable by Mr. Liu within sixty days of August 31, 1998.

(10) Includes 32,500 shares subject to options exercisable by Mr. Mashkoori within sixty days of August 31, 1998.

(11) Includes 681,829 shares subject to options exercisable within sixty days of August 31, 1998.

MANAGEMENT

Directors. This section sets forth the ages and backgrounds of the Company's current Directors, except for the Class II nominee to be elected at this meeting.


                                                    POSITIONS                                          DIRECTOR
NAME                                        AGE     WITH THE COMPANY                                    SINCE
----                                        ---     ----------------                                   --------
Class III Directors whose terms
expire at the 1998 Annual
Meeting of Stockholders:

Frank C. Lin                                 53     President, Chief Executive Officer                   1987
                                                    and Chairman of the Board of Directors

Glen M. Antle                                60     Director                                             1992

Class I Directors whose terms
expire at the 1999 Annual
Meeting of Stockholders:

Charles A. Dickinson                         74     Director                                             1993

Yasushi Chikagami                            59     Director                                             1994

Class II Director nominated for
election at the 2000 Annual
Meeting of Stockholders:

Millard Phelps                               70     Director                                             1995


         Mr. Phelps has served as a Director of the Company since September 1995. From September 1984 to May 1994, he served as a senior technology analyst for Hambrecht & Quist, an investment banking firm and since May 1994, Mr. Phelps has served as an advisory director of Hambrecht & Quist. Mr. Phelps serves on Trident's Board in an individual capacity and not as a representative of Hambrecht & Quist. Mr. Phelps is also a director of DSP Group, Inc., a semiconductor engineering services company.

         Mr. Lin founded the Company and has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since July 1987. From June 1984 to July 1987, he was Vice President of Engineering at Genoa Systems, Inc., a graphics and storage product company that he co-founded. From 1982 to 1984, Mr. Lin was a senior manager at Olivetti Advanced Technical Center, a PC peripheral equipment design company. Mr. Lin is also a director of United Integrated Circuits Corporation, a Taiwanese company jointly formed by Trident, UMC and a number of other fabless semiconductor companies to build and manage a semiconductor manufacturing facility located in Taiwan, Republic of China.

         Mr. Antle has served as a Director of the Company since July 1992. From July 1996 to August 1997 Mr. Antle was a director of Compass Design Automation, a company providing EDA tools and libraries. From February 1991 to June 1993, he served as Chairman of the Board of Directors of PiE Design Systems, an electronic design automation company, and from August 1992 to June 1993 as its Chief Executive Officer. In June 1993, PiE merged into Quickturn Design Systems, Inc., also an electronic design automation company, and Mr. Antle has served as Chairman of the Board of Directors of Quickturn since that date. From June 1989 to February 1991 Mr. Antle was retired. Mr. Antle was a co-founder of ECAD, Inc., now Cadence Design Systems, Inc., and served as its Co-Chairman of the Board of Directors from May 1988 to June 1989 and as Chairman of the Board of Directors and Chief Executive Officer from August 1982 to May 1988.

         Mr. Dickinson has served as a Director of the Company since June 1993. Since July 1984 Mr. Dickinson has been a member of the Board of Directors of Solectron Corporation, an electronics manufacturing company. From March 1994 until September 1996, Mr. Dickinson served as the Chairman of the Board of Directors of Solectron Corporation, and from November 1993 to February 1, 1996 as its President, Europe. From March 1989 to November 1993, Mr. Dickinson was self employed as a business consultant. Mr. Dickinson is also a Director of

Aavid Thermal Technologies, Inc., a company providing thermal transfer solutions, Lecroy, a company manufacturing digital oscilliscopes, and Dense Pac Microsystems, a company manufacturing stacked memory modules.

         Mr. Chikagami has served as a Director of the Company since April 1994. From 1974 to January 1996, Mr. Chikagami served as Chairman of the EI-EN Group, a group of private companies located in Asia engaged in the electronics components and computer peripherals business. Since January 1996, Mr. Chikagami has served as Chairman of KEIAN Corporation, a computer and communications component company, operating in Japan. Mr. Chikagami has also served as Vice Chairman of Eastern Computer Group Co. in China since 1988. He was also a founder of GVC Corporation, a publicly held Taiwanese company engaged in activities including the manufacture of electronics components and computer peripherals. Mr. Chikagami is also a director of Silicon Storage Technology, Inc.

         Management's nominees for election at the Annual Meeting of Stockholders to Class III of the Board of Directors are Frank C. Lin and Glen M. Antle, two of the three current Class III Directors.

         Meetings of the Board of Directors. During the fiscal year ended June 30, 1998, the Board of Directors held six (6) meetings. Except for Yasushi Chikagami (who attended 4 out of 6 meetings) and Leonard Liu (who attended 3 out of 5 meetings), and Glen Antle (who attended 50% of the Audit Committee meetings), all directors attended at least 75% of the aggregate of the number of meetings of the Board of Directors and of the committees of the Board of Directors on which such director served during fiscal 1998.

         The Company does not have a standing Nominating Committee, but does have an Audit Committee and a Compensation Committee.

         The Audit Committee's function is to review, with the Company's independent public accountants, Management and the Board of Directors, the Company's financial reporting processes and internal financial controls. The Audit Committee reviews the results of the examination of the Company's financial statements by the independent public accountants and the independent public accountants' opinion. The Audit Committee also approves all professional services performed by the independent public accountants, recommends the retention of the independent public accountants to the Board of Directors, subject to ratification by the stockholders, and periodically reviews the Company's accounting policies and internal accounting and financial controls. During fiscal 1998, the Audit Committee was composed of Glen M. Antle and Millard Phelps. The Audit Committee held four (4) meetings during the fiscal year ended June 30, 1998.

         The Compensation Committee's primary function is to review and recommend salary levels of, to approve bonus plans for, and approve stock option grants to executive officers, and to set the compensation of the Chief Executive Officer. During fiscal 1998, the Compensation Committee was composed of Charles
A. Dickinson and Leonard Liu until Mr. Liu resigned as a director on April 21, 1998. The Compensation Committee held two meetings during the fiscal year ended June 30, 1998.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following table sets forth information concerning the compensation during the fiscal years ended June 30, 1998, June 30, 1997 and June 30, 1996 of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of June 30, 1998, whose salary and incentive compensation for the fiscal year ended June 30, 1998 exceeded $100,000. Amounts under the caption "Bonus" are amounts earned for performance during the fiscal year including amounts paid after the end of the fiscal year.


                           SUMMARY COMPENSATION TABLE


                                                                                                                 LONG-TERM
                                                  ANNUAL COMPENSATION                                            COMPENSATION
                                             --------------------------------------------------------            ------------
                                                                                                                 SECURITIES
                                                                                          OTHER ANNUAL           UNDERLYING
NAME AND PRINCIPAL POSITION          YEAR      SALARY                 BONUS              COMPENSATION(1)          OPTIONS (#)
---------------------------          ----    ----------            ----------            ------------            ------------
Frank C. Lin                         1998    $  394,994            $        0            $   84,856(1)           220,000(2)
President and Chief                  1997    $  352,000            $  229,336            $        0              150,000(3)
Executive Officer                    1996    $  315,791            $  150,318            $        0               50,000

Jung-Herng Chang                     1998    $  211,000            $        0            $   16,801(1)           100,000(4)
Sr. Vice President, Graphics         1997    $  183,500            $   92,152            $        0               60,000(5)
Engineering                          1996    $  172,103            $   55,284            $        0               20,000

Peter Jen                            1998    $  209,000            $        0            $   86,330(6)           100,000(7)
Sr. Vice President, Asia             1997    $  174,220            $        0            $   85,827(8)            90,000(9)
Operations                           1996    $  162,783            $        0            $   87,300(8)            30,000

Amir Mashkoori                       1998    $  207,000            $        0            $        0               60,000(10)
Sr. Vice President, Operations       1997    $  179,200            $   89,600            $        0              100,000(11)
and Business Development             1996    $   92,727(12)        $   32,666(13)        $        0              100,000


Gerry Liu                            1998    $  194,000            $        0            $        0               90,000(14)
Sr. Vice President, Marketing        1997    $  165,000            $   82,500            $        0              110,000(15)
                                     1996    $   57,727(16)        $        0            $        0               40,000

--------------

(1)      Accrued vacation pay-out.

(2) Includes option to purchase 100,000 shares granted on January 23, 1998, in consideration for the cancellation of an option for an identical number of shares granted in fiscal 1997. Also includes option to purchase 60,000 shares granted on January 23, 1998, in consideration for the cancellation of an option for an identical number of shares granted in fiscal 1998.

(3) Includes option to purchase 50,000 shares granted on July 25, 1996, in consideration for the cancellation of an option for an identical number of shares granted in fiscal 1996.

(4) Includes option to purchase 40,000 shares granted on January 23, 1998, in consideration for the cancellation of an option for an identical number of shares granted in fiscal 1997. Also includes option to purchase 30,000 shares granted on January 23, 1998, in consideration for the cancellation of an option for an identical number of shares granted in fiscal 1998.

(5) Includes option to purchase 20,000 shares granted on July 25, 1996, in consideration for the cancellation of an option for an identical number of shares granted in fiscal 1996.

(6) Includes $48,815 representing commissions earned and $37,515 representing accrued vacation pay-out.

(7) Includes option to purchase 40,000 shares granted on January 23, 1998, in consideration for the cancellation of an option for an identical number of shares granted in fiscal 1997. Also includes option to purchase 30,000 shares granted on January 23, 1998, in consideration for the cancellation of an option for an identical number of shares granted in fiscal 1998.

(8)      All amounts shown represent commissions earned.

(9) Includes option to purchase 50,000 shares granted on July 25, 1996, in consideration for the cancellation of an option for an identical number of shares granted in fiscal 1996.

(10) Includes option to purchase 30,000 shares granted on January 23, 1998, in consideration for the cancellation of an option for an identical number of shares granted in fiscal 1998.

(11) Includes option to purchase 100,000 shares granted on July 25, 1996, in consideration for the cancellation of an option for an identical number of shares granted in fiscal 1996.

(12)     Represents salary for the period from December 1995 to June 1996.

(13)     Represents bonus for the period from December 1995 to June 1996.

(14) Includes option to purchase 30,000 shares granted on January 23, 1998, in consideration for the cancellation of an option for an identical number of shares granted in fiscal 1997. Also includes option to purchase 30,000 shares granted on January 23, 1998, in consideration for the cancellation of an option for an identical number of shares granted in fiscal 1998.

(15) Includes option to purchase 40,000 shares granted on July 25, 1996, in consideration for the cancellation of an option for an identical number of shares granted in fiscal 1996.

(16)     Represents salary for the period from January 1996 to June 1996.

         The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended June 30, 1998 to the persons named in the Summary Compensation Table:

                        OPTION GRANTS IN LAST FISCAL YEAR


                            INDIVIDUAL GRANTS
----------------------------------------------------------------------                            POTENTIAL REALIZABLE VALUE
                          NUMBER OF          % OF TOTAL                                          AT ASSUMED ANNUAL RATES OF
                          SECURITIES           OPTIONS                                            STOCK PRICE APPRECIATION
                          UNDERLYING          GRANTED TO    EXERCISE                                 FOR OPTION TERM(3)
                           OPTIONS            EMPLOYEES     OR BASE                             ------------------------------
                           GRANTED            IN FISCAL       PRICE            EXPIRATION
NAME                       (#)(1)                YEAR       ($/SH)(2)             DATE            5% ($)             10% ($)
----                       ------                ----       ----------           -------        ----------          ----------
Frank C. Lin               60,000                1.77%      $    15.63           7/21/07        $  589,589          $1,494,134
                           60,000(4)             1.77%      $     8.63           1/23/08        $  325,453          $  824,762
                          100,000(5)             2.95%      $     8.63           1/23/08        $  542,422          $1,374,603

Jung-Herng Chang           30,000                 .88%      $    15.63           7/21/07        $  294,794          $  747,067
                           30,000(4)              .88%      $     8.63           1/23/08        $  162,726          $  412,381
                           40,000(5)             1.18%      $     8.63           1/23/08        $  216,969          $  549,841

Amir Mashkoori             30,000                 .88%      $    15.63           7/21/07        $  294,794          $  747,067
                           30,000(4)              .88%      $     8.63           1/23/08        $  162,726          $  412,381

 Peter Jen                 30,000                 .88%      $    15.63           7/21/07        $  294,794          $  747,067
                           30,000(4)              .88%      $     8.63           1/23/08        $  162,726          $  412,381
                           40,000(5)             1.18%      $     8.63           1/23/08        $  216,969          $  549,841

 Gerry Liu                 30,000                 .88%      $    15.63           7/21/07        $  294,794          $  747,067
                           30,000(4)              .88%      $     8.63           1/23/08        $  162,726          $  412,381
                           30,000(5)              .88%      $     8.63           1/23/08        $  162,726          $  412,381

--------------------

(1) Generally, the right to exercise an option under the Company's 1992 Stock Option Plan (the "Option Plan") vests as to one-fourth of the shares subject to the option on each anniversary of the date of grant. The Option Plan permits the grant of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended (the "Code"), and nonstatutory stock options. The exercise price of incentive stock options must at least equal the fair market value of the Common Stock of the Company on the date of grant. The exercise price of nonstatutory stock options must equal at least 85% of the fair market value of the Common Stock of the Company on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary corporations must be at least 110% of the fair market value of the Common Stock of the Company on the date of grant and the term of such options cannot exceed five years.

(2) All options were granted at or above market value on the date of grant as determined by the Compensation Committee.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the

         Common Stock, overall market conditions and the option-holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(4) These options represent options that were originally granted on July 21, 1997 and were repriced on January 23, 1998.

(5) These options represent options that were originally granted on September 9, 1996 and were repriced on January 23, 1998.

OPTION EXERCISES AND FISCAL 1998 YEAR-END VALUE

         The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended June 30, 1998, and unexercised options held as of June 30, 1998, by the persons named in the Summary Compensation Table.


    AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES


                            SHARES                               NUMBER OF SECURITIES
                           ACQUIRED                             UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                         ON EXERCISE          VALUE                OPTIONS AT FY-END          IN-THE-MONEY OPTIONS AT FY-END(2)
                                                             ------------------------------   --------------------------------
     NAME                    (#)            REALIZED         EXERCISABLE(1)   UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
----------------         -----------        --------         --------------   -------------   --------------     -------------
Jung-Herng Chang                 0          $      0           120,000            80,000          $ 21,875          $      0

Peter Jen                        0          $      0            87,917            94,583          $ 41,344          $      0

Frank Lin                        0          $      0           167,500           172,500          $      0          $      0

Gerry Liu                        0          $      0            37,500           102,500          $      0          $      0

Amir Mashkoori              25,000          $221,250            25,000            80,000          $      0          $      0


---------------

(1) Company stock options generally become exercisable as to 25% on the first anniversary of the date of grant and 25% per year thereafter.

(2) The value of the unexercised in-the-money options is based on the closing price of the Company's Common Stock on June 30, 1998 ($5.3125 per share) and is net of the exercise price of such options.

REPRICING OF STOCK OPTIONS

         The following table provides the specified information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer of the Company since December 16, 1992, the date of the Company's initial public offering.

                           TEN-YEAR OPTION REPRICINGS


                                                                                 EXERCISE                       LENGTH OF
                                                 NUMBER OF                       PRICE AT                     ORIGINAL OPTION
                                                 SECURITIES     MARKET PRICE OF   TIME OF                      TERM REMAINING
                                                 UNDERLYING     STOCK AT TIME    REPRICING       NEW             AT DATE OF
                               REPRICING      OPTIONS REPRICED   OF REPRICING       OR         EXERCISE        REPRICING OR
NAME AND POSITION                DATE           OR AMENDED (#)  OR AMENDMENT($)  AMENDMENT(#)   PRICE ($)        AMENDMENT
-----------------              ---------      ----------------  ---------------  ------------  ----------     -----------------
Frank Lin, President and       7/14/93             120,000         $5.00          $ 8.00       $ 5.00         9 years, 94 days
Chief Executive Officer        7/25/96(1)           50,000         $9.38          $20.49       $10.31(2)      4 years, 71 days
                               1/23/98(3)          100,000         $8.63          $11.28       $ 8.63         3 years, 229 days
                               1/23/98(3)           60,000         $8.63          $15.63       $ 8.63         9 years, 179 days

Jung-Herng Chang, Sr.          7/25/96(1)           20,000         $9.38          $18.63       $ 9.38         9 years, 71 days
Vice President, Graphics       1/23/98(3)           40,000         $8.63          $10.25       $ 8.63         8 years, 229 days
Engineering                    1/23/98(3)           30,000         $8.63          $15.63       $ 8.63         9 years, 179 days

Peter Jen, Sr. Vice            7/14/93              30,000         $5.00          $ 5.50       $ 5.00         9 years, 49 days
President, Asia                7/14/93              10,000         $5.00          $ 8.00       $ 5.00         9 years, 95 days
Operations                     7/25/96(1)           20,000         $9.38          $15.50       $ 9.38         8 years, 261 days
                               7/25/96(1)           30,000         $9.38          $18.63       $ 9.38         9 years, 71 days
                               1/23/98(3)           40,000         $8.63          $10.25       $ 8.63         8 years, 229 days
                               1/23/98(3)           30,000         $8.63          $15.63       $ 8.63         9 years, 179 days

Gerry Liu, Sr. Vice            7/25/96(1)           40,000         $9.38          $13.25       $ 9.38         9 years, 178 days
President, Marketing           1/23/98(3)           30,000         $8.63          $10.25       $ 8.63         8 years, 229 days
                               1/23/98(3)           30,000         $8.63          $15.63       $ 8.63         9 years, 179 days

Amir Mashkoori, Sr. Vice       7/25/96(1)          100,000         $9.38          $13.25       $ 9.38         9 years, 178 days
President, Operations          1/23/98(3)           30,000         $8.63          $15.63       $ 8.63         9 years, 179 days
and Business Development

Richard Hegberg, Former        7/25/96(1)          100,000         $9.38          $10.38       $ 9.38         9 years, 362 days
Vice President,
Worldwide Sales

James T. Lindstrom,            7/14/93              10,000         $5.00          $ 8.00       $ 5.00         9 years, 95 days
Former Vice President,         7/25/96(1)           20,000         $9.38          $18.63       $ 9.38         9 years, 71 days
Finance, Chief Financial
Officer and Secretary

Tung-Liang Chang, Former       7/14/93              30,000         $5.00          $ 8.00       $ 5.00        Z 9 years, 95 days
Vice President, ASIC
Technology


(1) Options that were repriced on July 25, 1996 vest and become exercisable according to the following schedule: (i) in three substantially equal annual installments on the first three anniversaries of July 25, 1996, if the holder of the exchanged option had completed twelve or more months of continuous service as of July 25, 1996, (ii) 25% of the number of shares subject to the new option on January 25, 1997 and the remainder in three substantially equal annual installments on each of the first three anniversaries of January 25, 1997, if the holder had completed six months or more but less than twelve months of continuous service as of July 25, 1996, or (iii) in four substantially equal annual installments on the first four anniversaries of July 25, 1996, if the holder had completed less than six months of continuous service as of July 25, 1996. See "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS."

(2) Represents 110% of the fair market value of the Company's Common Stock on the date of grant, since Mr. Lin holds more than 10% of the Common Stock of the Company.

(3) Options that were repriced on January 23, 1998 continue to vest at the same rate as applied prior to their repricing but may not exercised prior to January 24, 1999, except upon the holder's death, permanent and total disability or involuntary termination other than for cause, or in the event of a merger, liquidation or dissolution of the Company.

         For substantially similar reasons as discussed in the "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS, and as a result of further price declines, in October 1998 the Compensation Committee approved a further offer, effective October 12, 1998, to exchange substantially all options under the Company's 1992 Stock Option Plan and 1996 Nonstatutory Stock Option Plan for options with an exercise price equal to $3.50 (the current trading price).

COMPENSATION OF DIRECTORS

         Board members other than the Company's outside directors receive no compensation for attending Board meetings, except for reimbursement of certain expenses in connection with attendance at Board meetings and Committee meetings. The Company's outside directors receive $10,000 per year as an annual retainer. In addition, each outside director receives $1,250 for each Board or Committee meeting attended in person, and $750 for each Board or Committee meeting attended by phone.

         The Company's 1994 Outside Directors Stock Option Plan (the "Outside Directors Plan") provides that on the day immediately following the initial election or appointment of each new non-employee director (an "Outside Director"), such Outside Director will automatically receive a grant of an option to purchase 5,000 shares of the Company's Common Stock, subject to proration of the number of shares if appointed to fill a vacancy between annual meetings of the stockholders. Each Outside Director previously granted an option under the Outside Directors Plan will automatically receive an additional option to purchase 5,000 shares of the Company's Common Stock on the day immediately following each annual meeting of the stockholders of the Company.

         On October 16, 1998, each of the outside members of the Board of Directors was granted an option to acquire 6,250 shares of Common Stock as additional compensation and incentive to such directors, at an exercise price per share of $3.375 and vesting in full one year from the date of grant.

         If the proposed amendment to the Outside Directors Plan is approved by the stockholders of the Company at the Annual Meeting, then, in lieu of the foregoing, each Outside Director remaining in office following the Annual Meeting will automatically receive an option to purchase 20,000 shares of the Company's Common Stock on the date of the meeting and an additional option to purchase 20,000 shares of the Company's Common Stock on the date of each third annual meeting of the stockholders thereafter, provided that he or she remains in office. Following the Annual Meeting, each new Outside Director will automatically receive an option to purchase 20,000 shares of the Company's Common Stock on the date of his or her initial election or appointment and an additional option to purchase 20,000 shares of the Company's Common Stock on the date of the first annual meeting of the stockholders following the third anniversary of his or her previous Outside Directors Plan option grant, provided that he or she remains in office. See "PROPOSAL NO. 4--AMENDMENT TO THE 1994 OUTSIDE DIRECTORS STOCK OPTION PLAN."

         In August 1995, the Company entered into a joint venture agreement with United Microelectronic Corporation ("UMC") pursuant to which the Company is committed to invest a certain amount over a three year period for a 10% equity interest in the joint venture entity, United Integrated Circuits Corporation ("UICC"), which constructed a wafer fabrication facility in Taiwan. Following the consummation of this transaction, Frank Lin was appointed as a director of UICC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1998, the Compensation Committee was composed of two independent, non-employee directors of the Company, Charles A. Dickinson and Leonard Liu. See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

CHANGE IN CONTROL ARRANGEMENTS

         The Company's 1992 Stock Option Plan (the "Option Plan") provides that in the event of a merger of the Company with or into another corporation, unless the successor corporation assumes or substitutes equivalent options for options granted under the Option Plan, the Board of Directors shall provide that all outstanding options under the Option Plan will be fully exercisable prior to the merger. Options which are neither assumed or substituted for by the successor corporation nor exercised prior to the expiration of a 15-day notice period will terminate upon the expiration of such period. All shares subject to options granted under the Outside Directors Plan will become fully vested and exercisable as of the date 15 days prior to a change in control of the Company as defined in the Outside Directors Plan unless the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiring Corporation"), either assumes or substitutes Acquiring Corporation options for options outstanding under the Outside Directors Plan. Any such options which are neither assumed or substituted for by the Acquiring Corporation nor exercised will terminate as of the date of the change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On May 5, 1997, the Company and Amir Mashkoori entered into a loan agreement pursuant to which Mr. Mashkoori borrowed $180,000 from the Company, payable on May 5, 1998 together with interest at a rate of 6.23% per annum. On September 2, 1997, Mr. Mashkoori paid to the Company $110,000 of the principal amount of the loan and $3,687 of accrued interest to date. On May 5, 1998, Mr. Mashkoori paid to the Company $2,951 of accrued interest to date and the term of the loan agreement was extended for two years, making the loan payable on May 5, 2000. The current balance of such loan is a principal sum of $70,000 plus interest on such amount.


         On July 9, 1997, W. Steven Rowe entered into a loan agreement pursuant to which Mr. Rowe borrowed $150,000 from the Company, payable on July 9, 1999 and interest to be paid annually with the first interest payment being due on July 9, 1998 with interest at a rate of 6.07% per annum. On July 9, 1998, the amount of the loan was increased to $159,105 to include accrued interest to date. The current balance of such loan is a principal sum of $159,105 plus interest on such amount.


         In October 1998, the Board approved a loan to Frank Lin pursuant to which Mr. Lin could borrow $500,000 from the Company. As of the date of this proxy statement, the Company and Mr. Lin have not entered into a loan agreement and Mr. Lin has not borrowed any money from the Company under this arrangement.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that, during fiscal 1998, all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were met, except that late annual statements reporting one and two exempt transaction(s), respectively, were filed by Mr. Lin and Mr. Jen, and initial reports timely filed by each of Messrs. Liu and Mashkoori were amended to include inadvertently omitted holdings of, respectively, shares of stock by Mr. Liu and two employee stock options by Mr. Mashkoori.

                      REPORT OF THE COMPENSATION COMMITTEE
                             ON REPRICING OF OPTIONS



         In January 1998, the Compensation Committee, consisting of Charles A. Dickinson and Leonard Y. Liu, considered the options held by the Company's executive officers and employees and the fact that a broad decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the Company's 1992 Stock Option Plan (the "1992 Plan") and the 1996 Nonstatutory Stock Option Plan (the "1996 Plan") (collectively, the "Plans") having exercise prices well above the recent historical trading prices of the Common Stock. The Company's Management advised the Committee that it believed employee turnover was likely to increase in part because the Company's total compensation package for long-term employees, which included substantial options with exercise prices well above the then current trading price, was less attractive than compensation offered by other companies in the same geographic location, since options granted to new hires at other companies would be granted at current trading prices.

         The Committee determined (i) that the Company's success in the future would depend in large part on its ability to retain a number of its highly skilled technical and managerial personnel, (ii) that competition for such personnel would be intense, (iii) that the loss of key employees could have a significant adverse impact on the Company's business, (iv) that it would be important and cost-effective to provide equity incentives to employees and executive officers of the Company to improve the Company's performance and the value of the Company for its stockholders, and (v) that the morale of long-term employees holding stock options with exercise prices well below the current trading price would decrease as more recently hired employees are granted options with exercise prices set at current, lower market prices. The Committee recognized that an exchange of existing options with exercise prices higher than fair market value for options granted at fair market value would restore incentives to employees because of the increased potential for appreciation. The Committee also recognized that it could require the new options to be subject to restrictions on exercise so that optionees participating in the exchange would have incentives to remain with the Company. Considering these factors, the Committee determined it to be in the best interests of the Company and its stockholders to restore the incentives for employees and executive officers to remain as employees of the Company and to exert their maximum efforts on behalf of the Company by granting replacement stock options under the Plans at the optionee's election, with exercise restrictions and with exercise prices equal to the then current market value.

         Accordingly, in January 1998, the Committee approved an offer, effective January 23, 1998, to all employees of the Company, including executive officers, to exchange outstanding options granted after January 25, 1996 with exercise prices above the then current trading price for new options with exercise prices equal to the current trading price ("New Options"). The Committee provided that New Options would not be exercisable during a 12-month period ending on January 23, 1999, except in certain limited circumstances. Such circumstances are (i) the employee's involuntary termination other than for cause, (ii) the employee's death or permanent and total disability, or (iii) a merger, liquidation or dissolution of the Company. All New Options terminate no later than ten years from the date of the exchange. Optionees who participated in the exchange received a lower exercise price in exchange for the cancellation of the holder's exchanged option. Options for 1,701,500 shares with exercise prices ranging from $8.875 to $20.00 were exchanged for options for an equal number of shares at an exercise price of $8.625, the fair market value of the Company's Common Stock on January 23, 1998, the effective date of the repricing. See EXECUTIVE COMPENSATION AND OTHER MATTERS - "Ten-Year Option Repricings" table for further information concerning the repricing.

                                        1998 COMPENSATION COMMITTEE

                                        Charles A. Dickinson
                                        Leonard Y. Liu

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

         The Compensation Committee was composed of two independent, non-employee directors of the Company during the 1998 fiscal year. No such persons were former employees of the Company. During fiscal 1998, the Compensation Committee members were Charles A. Dickinson and Leonard Y. Liu until Mr. Liu resigned as a director on April 21, 1998. The Compensation Committee's primary function is to review and recommend salary levels of, to approve bonus plans for, and to approve stock option grants to executive officers, and to set the compensation of the Chief Executive Officer.

COMPENSATION PHILOSOPHY

         The Compensation Committee strives to align executive compensation with the value achieved by the executive team for the Company's stockholders. Toward that goal, the Company's compensation program emphasizes both short- and long-term incentives designed to attract, motivate, and retain highly qualified executives who will effectively manage the Company and maximize stockholder value. The Company uses salary, executive officer bonuses and stock options to motivate executive officers to achieve the Company's business objectives and to align the incentives of officers with the long-term interests of stockholders. The Compensation Committee reviews and evaluates each executive officer's base and variable compensation annually relative to corporate performance and comparative market information.

         In setting total compensation, the Compensation Committee considers individual and Company performance, as well as market information in the form of published survey data provided to the Compensation Committee by the Company's human resources staff. The market data consists primarily of base salary and total cash compensation rates, as well as incentive bonus and stock programs, of companies considered by the Compensation Committee to be comparable technology companies as well as companies in the semiconductor design industry. The Compensation Committee's policy is generally to target levels of cash and equity compensation paid to its executive officers so that such compensation is competitive with that paid by such comparable companies.

         In preparing the performance graph for this Proxy Statement, the Company has selected the H&Q Semiconductors Sector Index, and the Nasdaq Stock Market-U.S. Index as its peer groups. The companies that the Company included in its stratified salary surveys are not necessarily those included in the indices, as such companies may not be competitive with the Company for executive talent particularly those companies located outside the Silicon Valley, where competition for employees has been intense.

         The Company has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the chief executive officers or any of the four other most highly compensated executive officers, unless the compensation is performance-based. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Company believes that compensation attributable to any options granted under the Company's 1992 Stock Option Plan as of June 30, 1998 qualified as performance-based in accordance with the regulations under Section 162(m), the Compensation Committee believes that Section 162(m) will not reduce the tax deduction available to the Company with the exception of options for 170,000 shares granted to Mr. Lin and for 40,000 shares granted to Mr. Gerry Liu. However, as a result of the stock option repricing effective October 12, 1998 (See "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS"), options for an aggregate of 460,000 shares granted to persons named in the Summary Compensation Table do not qualify as performance-based for purposes of Section 162(m).

FORMS OF COMPENSATION

         Salary. The Company strives to offer executive officers salaries that are competitive with comparable companies in the technology sector generally and in the semiconductor design industry. Frank C. Lin, President and Chief Executive Officer of the Company, approves executive salaries at the time executives join the Company, which are subject to review and approval by the Compensation Committee. Thereafter, Mr. Lin periodically reviews salaries of the executive officers and recommends adjustments to the base salaries of those officers which are subject to review and approval by the Compensation Committee. The Compensation Committee reviews Mr. Lin's performance and makes adjustments to his salary. Adjustments made by Mr. Lin and the Compensation Committee are based on individual executive officer performance, cost of living increases, Company performance, and adjustments to retain qualified personnel. Mr. Lin's base salary is reviewed annually by the Compensation Committee and reflects his position, duties, and responsibilities.

         Incentive Compensation. The Board of Directors reviews and approves an executive bonus plan ("Plan") based upon Company and individual performance. The Compensation Committee believes that significant bonus incentives based on performance of the Company and personal performance provide substantial motivations to achieve corporate goals. Under the Plan, Company performance is measured for the fiscal year on a basis of actual operating profit as compared with budgeted operating profit. The Company performance portion of any executive's incentive bonus could be higher if the Company's performance exceeded the goal. Individual performance against management-by-objective ("MBO") goals comprises a significant component of the bonus for most executives; however, Company performance is given more weight in any bonus calculation. The Plan is approved by the Compensation Committee with Mr. Lin determining whether executive officers, other than himself, met their individual MBO goals and with the Compensation Committee making such determination as to Mr. Lin. The Compensation Committee believes the incentives paid to the Company's executives on a basis of Company performance and individual performance are comparable to those paid under industry standard incentive compensation programs.

         Subsequent to the Compensation Committee reviewing salaries and the Plan for Fiscal 1998, the Company failed to meet its revenue and profit objectives. Management determined to reduce management salaries by 10%, and not to pay any bonuses for fiscal 1998, whether or not such bonuses were earned under the terms of the Plan. The Compensation Committee has not meet during fiscal 1999, and salaries remain at the reduced levels paid in 1998. It is anticipated that the Compensation Committee will approve a bonus plan for fiscal 1999, but the parameters of the plan may be different than in 1998. Mr. Lin did not receive a bonus for fiscal 1998.

         Stock Options. The Compensation Committee strives to maintain the equity position of all executive officers at levels competitive with comparable companies. The Compensation Committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders, and therefore grants stock options under the Company's 1992 Stock Option Plan at the commencement of an executive officer's employment and, depending on that officer's performance and the appropriateness of additional awards to retain key employees, periodically thereafter. Stock options are granted at the prevailing market price, vest over a period of years and will only have value if the Company's stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock price performance.

         In July 1997, the Compensation Committee granted options to executive officers, including Mr. Lin. Mr. Lin received a grant of 60,000 shares with an exercise price of $15.625. The grant is based on Mr. Lin's senior position, his responsibilities, and his past and expected contributions to the Company's future success and was intended to provide competitive equity compensation for the Company's 1998 fiscal year.

                                        1998 COMPENSATION COMMITTEE

                                        Charles A. Dickinson
                                        Leonard Y. Liu

                        COMPARISON OF STOCKHOLDER RETURN

         Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Hambrecht & Quist Semiconductors Sector Index ("H&Q Semiconductor Index") and the Nasdaq Stock Market Index (U.S. Companies) ("Nasdaq US") for the period commencing on June 30, 1993 and ending on June 30, 1998.

                   COMPARISON OF CUMULATIVE TOTAL RETURN FROM
                    JUNE 30, 1993 THROUGH JUNE 30, 1998(1):

  TRIDENT MICROSYSTEMS, INC., HAMBRECHT & QUIST SEMICONDUCTORS SECTOR INDEX AND
                    THE NASDAQ STOCK MARKET (U.S. COMPANIES)

                              [PERFORMANCE GRAPH]


                               Jun-93         Jun-94          Jun-95          Jun-96          Jun-97         Jun-98
                               ------         ------          ------          ------          ------         ------
Nasdaq US                      $100.00        $100.32         $132.64        $168.39           $204.92       $269.24

Trident Microsystems           $100.00        $119.05         $395.24        $240.48           $214.29       $101.19

H&Q Semiconductor Index        $100.00        $294.45         $227.50        $168.67           $305.34       $250.09


(1) Assumes that $100.00 was invested on June 30, 1993 in the Company's Common Stock and each index, and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The Company has a classified Board of Directors currently consisting of two Class I Directors (Charles A. Dickinson and Yasushi Chikagami), one Class II Director (Millard Phelps) and two Class III Directors (Frank C. Lin and Glen M. Antle), who will serve until the annual meetings of stockholders to be held in 1999, 2000 and 1998, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, Directors are elected for a full term of three years to succeed those Directors whose terms expire on the annual meeting dates. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by vote of the stockholders) may be filled by a majority vote of the Directors then in office, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

         The terms of the Class III Directors will expire on the date of the upcoming annual meeting. Two people are to be elected to serve as Class III Directors of the Board of Directors at that meeting. Management's nominees for election by the stockholders to these positions are Frank C. Lin and Glen M. Antle, two of the current Class III members of the Board of Directors.

         If elected, Management's nominees will serve as Directors until the Company's annual meeting of stockholders in 2001, and until their successors are elected and qualified. If any of the nominees decline to serve, the proxies may be voted for such substitute nominees as the Company may designate. Proxies may not be voted for more than two nominees.

         If a quorum is present and voting, the two nominees for Class III Directors receiving the highest number of votes will be elected as Class III Directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF MESSRS. LIN AND ANTLE.

                                 PROPOSAL NO. 2

                        ADDITIONAL ANTI-TAKEOVER MEASURES

         The Board of Directors has unanimously approved a proposal to amend the Company's Certificate of Incorporation ("Certificate") and By-Laws ("By-Laws") to include certain provisions available to public companies under Delaware law that deter hostile take-over attempts, as more particularly described below.

         In considering the proposals, stockholders should be aware that the overall effect of certain of the proposed provisions is to make it more difficult for holders of a majority of the outstanding shares of Common Stock to change the composition of the Board of Directors and to remove existing management in circumstances where a majority of the stockholders may be dissatisfied with the performance of the incumbent directors or otherwise desire to make changes. These provisions, if included in the Company's Certificate and By-Laws, could make a proxy contest a less effective means of removing or replacing existing directors or could make it more difficult to make a change in control of the Company which is opposed by the Board of Directors. This strengthened tenure and authority of the Board of Directors could enable the Board of Directors to resist change and otherwise thwart the desires of a majority of the stockholders. Because these provisions may have the effect of continuing the tenure of the current Board of Directors, the Board has recognized that the individual directors have a personal interest in this provision that may differ from those of the stockholders. However, the Board believes that these provisions' primary purpose is to ensure that the Board will have sufficient time to consider fully any proposed takeover attempt in light of the short and long-term benefits and other opportunities available to the Company and, to the extent the Board determines to proceed with the takeover, to effectively negotiate terms that would maximize the benefits to the Company and its stockholders.

         A hostile takeover attempt may have a positive or a negative effect on the Company and its stockholders, depending on the circumstances surrounding a particular takeover attempt. Takeover attempts that have not been negotiated or approved by the board of directors of a corporation can seriously disrupt the business and management of a corporation and generally present to the stockholders the risk of terms which may be less than favorable to all of the stockholders than would be available in a Board-approved transaction. Board-approved transactions may be carefully planned and undertaken at an opportune time in order to obtain maximum value for the corporation and all of its stockholders with due consideration to matters such as the recognition or postponement of gain or loss for tax purposes, the management and business of the acquiring corporation and maximum strategic deployment of corporate assets. In addition, in the case of a proposal which is presented to the board of directors, there is a greater opportunity for the board of directors to analyze the proposal thoroughly, to develop and evaluate alternatives, to negotiate for improved terms and to present its recommendations to the stockholders in the most effective manner.

         The Board of Directors recognizes that hostile takeover attempts do not always have the unfavorable consequences or effects described above and may frequently be beneficial to stockholders, providing all stockholders with considerable value for their shares. However, the Board of Directors believes that the potential disadvantages of unapproved takeover attempts are sufficiently great such that prudent steps to reduce the likelihood of such takeover attempts are in the best interests of the Company and its stockholders. Accordingly, the Board has separately proposed certain measures for inclusion in the Certificate and By-Laws that may have the effect of discouraging or deterring hostile takeover attempts.

         Notwithstanding the belief of the Board as to the benefits to stockholders of the proposed changes, stockholders should recognize that one of the effects of such changes may be to discourage a future attempt to acquire control of the Company which is not presented to and approved by the Board of Directors, but which a substantial number, and perhaps even a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a substantial premium for their shares over the current market price. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so.

         In addition, by increasing the probability that any person or group seeking control of the Company would be forced to negotiate directly with the Board of Directors, the proposed takeover defenses could discourage takeover bids by means of a hostile tender offer, proxy contest or otherwise without the approval of the Board. Thus, the principal disadvantages to the stockholders which result from discouraging such hostile takeover bids would be to (i) reduce the likelihood that any acquiror would make a hostile tender offer for the outstanding shares of stock of the Company at a premium over the market rate and (ii) increase the difficulty of removing the existing Board of Directors and management even if, in a particular case, removal would be beneficial to stockholders generally.

         It should be noted, however, that the Board of Directors has a fiduciary duty to the stockholders to negotiate for the best interests of the stockholders and not for its own interests. Further, while the proposed takeover defenses may discourage hostile takeover attempts, these provisions would not prevent a hostile acquisition of the Company.

         The Board of Directors has considered the potential disadvantages and believes that the potential benefits of the provisions described below outweigh the possible disadvantages. In particular, the Board believes that the benefits associated with enabling the Board to fully consider and negotiate proposed takeover attempts make these proposals beneficial to the Company and its stockholders.

         The proposal to include these anti-takeover provisions in the Certificate and By-Laws does not reflect knowledge on the part of the Board of Directors or management of any proposed takeover or other attempt to acquire control of the Company. Management may in the future propose or adopt other measures designed to discourage takeovers apart from those proposed in this Proxy Statement, if warranted from time to time in the judgment of the Board of Directors, although the Board has no such intention at the present time.

SUMMARY OF EXISTING ANTI-TAKEOVER MEASURES

         The following represent the existing provisions of the Certificate and By-Laws which could have an antitakeover effect against persons seeking to take control of the Company and that are not proposed to be amended at this Annual Meeting. Other than these provisions and the proposed amendments, no other antitakeover provisions are currently contemplated by the Board of Directors.

         The Board of Directors is currently divided into three classes, with each class serving terms of three years in staggered succession. The staggered terms prevent the stockholders from voting on the election of more than one class of directors at each annual meeting and thus may delay a change in control of the Company or defer a bid for control of the Company. The effect of the classified Board of Directors is that it could take two as opposed to one annual meeting of stockholders for persons seeking a takeover of the Company to achieve majority control of the members of the Board of Directors.

         The Certificate does not provide for cumulative voting. As a result, in order to be assured of representation on the Company's Board of Directors, a stockholder must control the votes of a majority of the votes present and voting at a stockholder meeting at which a quorum is present. The absence of cumulative voting requires a person seeking a takeover to acquire a substantially greater number of shares to be assured of representation on the Board of Directors than would be necessary were cumulative voting available.

         The Certificate provides that actions required or permitted to be taken at any annual or special meeting of the stockholders may be taken only upon the vote of the stockholders at a meeting duly called and may not be taken by written consent of the stockholders. This provision ensures that all stockholders would have advance notice of any attempted major corporate action by stockholders, and that all stockholders would have an equal opportunity to participate at the meeting of stockholders where such action was being considered. The provision encourages a potential acquiror to negotiate directly with the Board of Directors. Such a provision could be characterized as increasing management's and the Board of Directors' ability to retain their positions with the Company and to resist a transaction which may be deemed advantageous by even a majority of the stockholders. Persons attempting a takeover bid could be delayed or deterred by not being able to propose a transaction at a time advantageous for them.

         The Board of Directors has authority to issue up to 500,000 shares of Preferred Stock of the Company, par value $.001 per share (the "Preferred Stock"), of which 300,000 shares have been designated as Series A Preferred Stock (the "Series A Stock"), and to fix the rights, preferences, privileges and restrictions, including voting rights, of the Preferred Stock without any vote or action by the stockholders. The Board's authority to issue the Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company.

         On July 24, 1998, the Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (each a "Right" and collectively the "Rights") for each outstanding share of Common Stock of the Company. The distribution was paid as of August 14, 1998 to stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Series A Stock at a price of $50.00. The Rights have certain anti-takeover effects. Under certain circumstances the Rights could cause substantial dilution to a person or group who attempts to acquire the Company on terms not approved by the Company's Board of Directors. However, the Rights should not interfere with any merger or other business combination approved by the Board because Board approval of a particular transaction will prevent the Rights from becoming exercisable. The Rights can also be redeemed by the Board prior to a triggering event for a nominal price.

         The Company is also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of the Company or could impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company. Section 203 provides that a corporation may not engage in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless
(i) prior to the date the stockholder became an interested stockholder the Board of Directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are both directors and officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) the business combination is approved by the Board of Directors and authorized by 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An interested stockholder means any person that is the owner of 15% or more of the outstanding voting stock; however, the statute provides for certain exceptions to parties who otherwise would be designated interested stockholders, including an exception for parties that held 15% or more of the outstanding voting stock as of December 23, 1987. Any corporation may decide to opt out of the statute in its original Certificate of Incorporation or at any time by action of its stockholders. The Company has not opted out of the statute.

         The Certificate and By-Laws contain certain provisions that require approval by a super-majority (66 2/3%) of the outstanding shares before they can be amended or repealed. The super-majority voting requirement makes it more difficult for a person or group attempting to acquire the Company to amend or repeal the anti-takeover provisions included in the Certificate and By-Laws.

SUMMARY OF ADDITIONAL ANTI-TAKEOVER MEASURES

         The separate proposals are summarized in the chart below. The following chart does not purport to be an exhaustive discussion. It is qualified in its entirety by reference to the Delaware General Corporation Law and the Certificate and By-Laws. Stockholders are requested to read the following chart in conjunction with the discussion following the chart and the Certificate and By-Laws attached to this Proxy Statement.

         STOCKHOLDERS SHOULD NOTE THAT EACH OF THE ANTI-TAKEOVER PROPOSALS IS PROPOSED FOR SEPARATE CONSIDERATION AND VOTE BY THE STOCKHOLDERS AND THAT APPROVAL OF ONE OF THE ANTI-TAKEOVER PROPOSALS IS NOT CONDITIONED ON APPROVAL OF THE OTHER ANTI-TAKEOVER PROPOSAL.

         ISSUE                                  AMENDED CHARTER                               CURRENT CHARTER
         -----                                  ---------------                               ---------------
Removal of Classified Board           Delaware law permits the removal of a       The Company's current Certificate and
                                      director on a classified board only for     By-Laws permit the removal of a director
                                      cause, unless otherwise specified in the    with or without cause by affirmative
                                      corporation's Certificate of Incorporation  vote of a majority of the outstanding
                                      and By-Laws.  The Board proposes that the   shares.
                                      Certificate and By-Laws be amended to
                                      permit removal of directors only
                                      for cause by affirmative vote of the
                                      majority of the outstanding shares of
                                      voting stock entitled to vote at an
                                      election of directors.
Call of Special Meetings by           Delaware law provides that special          The Company's current Certificate and
Stockholders                          meetings may be called only by the board    By-Laws provide that special meetings
                                      of directors or any person as may be        may be called by the Board or holders of
                                      designated in the corporation's Certificate 10% or more of the outstanding voting
                                      of Incorporation and By-Laws.  The Board    power.
                                      proposes that the Certificate and By-Laws
                                      be amended to provide that special
                                      meetings may be called only by the Board.

                                PROPOSAL NO. 2-A

             CLASSIFIED BOARD OF DIRECTORS REMOVABLE ONLY FOR CAUSE

         The Company has proposed certain amendments to its Certificate and By-Laws designed to protect stockholder interests in the event of hostile takeover attempts against the Company. The Board believes that these measures will enable it to more effectively consider any proposed takeover attempt and to negotiate terms that maximize the benefit to the Company and its stockholders. A classified Board of Directors removable only for cause is one such measure.

         As discussed above, the Company has a classified Board of Directors with staggered terms. Under Delaware law, a director on a classified board of directors can be removed from office during his term by stockholders only for cause unless the Certificate of Incorporation provides otherwise. The Board of Directors has proposed that the Certificate and By-Laws be amended to provide that the Company's directors may be removed from office only for cause by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Company entitled to vote in the election of directors.

         If the Certificate and By-Laws are amended to provide that directors can only be removed for cause, it will require at least two annual meetings of stockholders for a majority of stockholders to make a change in control of the Board of Directors, since only a portion of the directors will be elected at each meeting. A significant effect of a classified Board of Directors removable only for cause may be to deter hostile takeover attempts because an acquirer would experience delay in replacing a majority of the directors. However, a classified Board of Directors removable only for cause also makes it more difficult for stockholders to effect a change in control of the Board of Directors, even if such a change in control is sought due to dissatisfaction with the performance of the Company's directors.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

         The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding capital stock of the Company is required for approval of this proposal. Abstentions and broker non-votes will each have the same effect as a negative vote on this proposal.

THE BOARD BELIEVES THAT THE PROPOSED AMENDMENTS TO THE CERTIFICATE AND BY-LAWS ARE IN THE BEST INTEREST OF THE STOCKHOLDERS AND THE COMPANY FOR THE REASONS STATED ABOVE. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

                                 PROPOSAL NO. 2-B

                 LIMITATION ON ABILITY TO CALL SPECIAL MEETINGS

         The Company has proposed certain amendments to its Certificate and By-Laws designed to protect stockholder interests in the event of hostile takeover attempts against the Company. The Board believes that these measures will enable it to more effectively consider any proposed takeover attempt and to negotiate terms that maximize the benefit to the Company and its stockholders. Limiting the manner in which special meetings are called is one such measure.

         Under the Company's current Certificate and By-Laws, special meetings of stockholders may be called by the Board or the holders of 10% or more of the outstanding voting power. Delaware law, however, provides that special meetings of stockholders may only be called by the Board or by any other person as may be designated in the Certificate of Incorporation or By-Laws of a corporation. The Board of Directors has proposed to amend the Certificate and By-Laws to provide that special meetings of stockholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Such a provision precludes a stockholder from mounting a proxy contest or taking action to amend charter documents until the next annual meeting. Such a provision could have the affect of deterring efforts to seek control of the Company on a basis which some stockholders might deem favorable.

         In the event this proposal is not approved by the requisite vote of the stockholders, the Certificate and By-Laws will provide that special meetings of stockholders may be called by the Board of Directors or the holders of 10% or more of the outstanding voting power. In the event this proposal is approved, the Certificate and By-Laws will provide that special meetings of stockholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

         The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding capital stock of the Company is required for approval of this proposal. Abstentions and broker non-votes will each have the same effect as a negative vote on this proposal.

THE BOARD BELIEVES THAT THE PROPOSED AMENDMENTS TO THE CERTIFICATE AND BY-LAWS ARE IN THE BEST INTEREST OF THE STOCKHOLDERS AND THE COMPANY FOR THE REASONS STATED ABOVE. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

                                 PROPOSAL NO. 3

           APPROVAL OF THE COMPANY'S 1998 EMPLOYEE STOCK PURCHASE PLAN

         At the Annual Meeting, the stockholders will be asked to approve the Trident Microsystems, Inc. 1998 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan authorizes the issuance of up to 500,000 shares of the Company's Common Stock (subject to adjustment for certain changes in the capital structure of the Company).

         The Purchase Plan is intended to replace the Company's 1992 Employee Stock Purchase Plan (the "1992 Plan"). As of April 30, 1998, the most recent purchase date under the 1992 Plan, of the aggregate of 500,000 shares of Common Stock authorized for issuance under the 1992 Plan, a total of 339,217 shares had been issued and up to 160,783 shares remained available for employee purchases on October 30, 1998, the final purchase date under the 1992 Plan. The Board of Directors has elected to terminate the 1992 Plan immediately following the October 30, 1998 purchase date.

         The Board of Directors believes that the Purchase Plan benefits the Company and its stockholders by providing its employees with an opportunity through payroll deductions to purchase shares of Common Stock that is helpful in attracting, retaining, and motivating valued employees. To provide an adequate reserve of shares to permit the Company to continue offering employees a stock purchase opportunity, the Board of Directors has adopted the Purchase Plan, subject to and effective upon the date (the "Effective Date") of stockholder approval.

SUMMARY OF THE PURCHASE PLAN

         The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

         General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the Purchase Plan prior to such date.

         Shares Subject to Plan. A maximum of 500,000 of the Company's authorized but unissued or reacquired shares of Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

         Administration. The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Right. The Purchase Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the plan.

         Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee is customarily employed for more than 20 hours per week and has completed at least six months of continuous employment. However, no employee who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the Purchase Plan. As of October 15, 1998, approximately 240 employees, including 5 executive officers, would be eligible to participate in the Purchase Plan were it then in effect.

         Offerings. Generally, each Offering under the Purchase Plan will be for a period of six months (an "Offering Period") commencing on or about May 1 and November 1 of each year. However, if the Purchase Plan is approved by the stockholders, the first Offering Period will commence on the Effective Date and end on or about April 30, 1999. The Board may establish a different term for one or more Offerings, not to exceed 27 months, or different commencement or ending dates for any Offering Period.

         Participation and Purchase of Shares. Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of an Offering Period (the "Offering Date"). Payroll deductions may not exceed 10% (or such other rate as the Board determines) of an employee's compensation on any payday during the Offering Period. An employee who becomes a participant in the Purchase Plan will automatically participate in each subsequent Offering Period beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

         Subject to any uniform limitations or notice requirements imposed by the Company, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an Offering. Upon withdrawal, the Company will refund without interest the participant's accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

         Subject to certain limitations, each participant in an Offering is granted a Purchase Right equal to the lesser of a number of whole shares determined by dividing $12,500 by the fair market value of a share of Common Stock on the Offering Date or 1,500 shares. These dollar and share amounts will be prorated if the Board establishes an Offering Period of other than six months. However, no participant may purchase shares of Common Stock under the Purchase Plan or any other employee stock purchase plan of the Company having a fair market value exceeding $25,000 in for each calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased) in which a Purchase Right is outstanding at any time. Purchase Rights are nontransferable and may only be exercised by the participant.

         On the last day of each Offering Period (a "Purchase Date"), the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Offering Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share as reported on the Nasdaq National Market. On October 15, 1998, the closing price per share of Common Stock was $3.50. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Offering Period.

         Change in Control. The Purchase Plan defines a "Change in Control" of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the stock of the Company, its successor, or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party,
(iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may assume the Company's rights and obligations under the Purchase Plan. However, if such corporation elects not to assume the outstanding Purchase Rights, the Purchase Date of the then current Offering Period will be accelerated to a date before the Change in Control specified by the Board. Any Purchase Rights that are not assumed or exercised prior to the Change in Control will terminate.

         Termination or Amendment. The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

         Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and purchase price (determined as if the Purchase Right were exercised on the Offering Date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or
(ii) the difference between the fair market value of the shares on the Offering Date and purchase price (determined as if the Purchase Right were exercised on the Offering Date) is recognized as ordinary income in the year of the participant's death.

         If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

         A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Currently, long-term capital gains are generally subject to a maximum tax rate of 20%.

         If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

NEW PLAN BENEFITS

         Because benefits under the Purchase Plan will depend on employees' elections to participate and the fair market value of the Company's Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Purchase Plan is approved by the stockholders. Non-employee directors are not eligible to participate in the Purchase Plan.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         Approval of this proposal requires a number of votes "For" the proposal that exceeds the number of votes "Against" the proposal, provided a quorum representing a majority of all outstanding shares of Common Stock is present or represented by proxy and voting "For" or "Against" the proposal. Abstentions and broker non-votes will be disregarded for purposes of determining whether a quorum is voting on the proposal but otherwise will have no effect on the outcome of the vote.

         The Board of Directors believes that the opportunity to purchase shares under the Purchase Plan is important to attracting and retaining qualified employees essential to the success of the Company, and that stock ownership is important to providing such persons with an incentive to perform in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE PURCHASE PLAN.

                                 PROPOSAL NO. 4

            AMENDMENT TO THE 1994 OUTSIDE DIRECTORS STOCK OPTION PLAN

         At the Annual Meeting, the stockholders will be asked to approve an amendment to the Trident Microsystems, Inc. 1994 Outside Directors Stock Option Plan (the "Directors Plan") to change the formula for granting options on and after the date of the Annual Meeting. The Directors Plan was adopted by the Board of Directors in January 1994 and approved by the stockholders in December 1994. A total of 200,000 shares of the Company's Common Stock are currently reserved for issuance under the Directors Plan, of which options to purchase an aggregate of 79,890 shares were outstanding as of October 15, 1998 and 115,110 shares remained available for future option grants.

         The Directors Plan is intended to assist the Company to attract and retain highly qualified individuals to serve as directors of the Company and to provide incentives directed toward increasing the value of the Company for its stockholders. As initially adopted, the Directors Plan provides that each newly elected or appointed non-employee director (an "Outside Director") is automatically granted an option to purchase 5,000 shares of the Company's Common Stock, subject to proration of the number of shares if appointed to fill a vacancy between annual meetings of the stockholders. Further, each Outside Director previously granted an option under the Directors Plan is automatically granted an additional option to purchase 5,000 shares of the Company's Common Stock on the day immediately following each annual meeting of the stockholders. Subject to stockholder approval, the Board of Directors has approved an amendment to the Directors Plan to change the formula for granting options effective on and after date of the Annual Meeting. As further described below, in lieu of annual options for 5,000 shares, Outside Directors would automatically receive on the date of the Annual Meeting and on the date of each third annual meeting of the stockholders thereafter an option to purchase 20,000 shares of the Company's Common Stock.

         The Board of Directors believes that approval of this amendment to the Directors Plan is in the best interest of the Company and its stockholders in order to provide a competitive equity incentive program that will enable the Company to continue to recruit and retain the capable directors who are essential to the long-term success of the Company. However, if the stockholders do not approve the proposed amendment, the Directors Plan will remain in effect with its current terms.

SUMMARY OF THE DIRECTORS PLAN, AS AMENDED

         The following summary of the Directors Plan, assuming stockholder approval of the proposed amendment, is qualified in its entirety by the specific language of the Directors Plan, a copy of which is available to any stockholder upon request.

         General. The Directors Plan provides for the automatic grant of nonstatutory stock options to Outside Directors of the Company and is intended to qualify as a "formula plan" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

         Shares Subject to Plan. A maximum of 200,000 of the authorized but unissued or treasury shares of the Common Stock of the Company may be issued upon the exercise of options granted under the Directors Plan. Upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Directors Plan, to the terms of the automatic grant of options described below, and to outstanding options. To the extent that any outstanding option under the Directors Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the plan and again become available for grant.

         Administration. The Directors Plan is intended to operate automatically without discretionary administration. To the extent administration is necessary, it will be performed by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to collectively as the "Board"). However, the Board has no discretion to select the Outside Directors of the Company who are granted options under the Directors Plan, to set the exercise price of such options, to determine the number of shares for which or the time at which particular options are granted or to establish the duration of such options. The Board is authorized to interpret the Directors Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Directors Plan or any option.

         Eligibility. Only directors of the Company who, at the time of grant, are not employees of the Company or of any parent or subsidiary corporation of the Company are eligible to participate in the Directors Plan. Currently, the Company has four Outside Directors.

         Automatic Grant of Options. Provided that the stockholders approve the proposed amendment to the Directors Plan, each Outside Director remaining in office following the Annual Meeting will be granted options for 20,000 shares of the Company's Common Stock on the date of the Annual Meeting and on the date of each third annual meeting of the stockholders thereafter following which he or she remains in office. Each person first elected or appointed as an Outside Director following the Annual Meeting will be granted options for 20,000 shares of the Company's Common Stock on the day of his or her initial election or appointment and, provided that he or she remains in office, on the date of the first annual meeting of the stockholders following the third anniversary of his or her initial grant under the Directors Plan and on the date of each third annual meeting of the stockholders thereafter.

         Terms and Conditions of Options. Each option granted under the Directors Plan is evidenced by a written agreement between the Company and the Outside Director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Directors Plan. The exercise price per share of any option granted under the Directors Plan must equal the fair market value, as determined pursuant to the plan, of a share of the Company's Common Stock on the date of grant. Generally, the fair market value of the Common Stock will be the closing price per share on the date of grant as reported on the Nasdaq National Market. The exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these.

         Currently, options granted under the Directors Plan become exercisable on the day immediately preceding the first annual meeting of the stockholders following the date on which the option was granted. Provided that the stockholders approve the proposed amendment to the Directors Plan, each option granted on the date of an annual meeting of the stockholders will become exercisable in substantially equal annual installments on the days immediately preceding each of the first three annual meetings following the date of grant, provided in each instance that the Outside Director remains in office. An initial option granted to an Outside Director newly appointed between annual meetings of the stockholders will become exercisable in substantially equal annual installments on each of the first three anniversaries of the date of grant, provided in each instance that the Outside Director remains in office.

         In general, during the lifetime of the optionee, the option may be exercised only by the optionee and may not be transferred or assigned, except by will or the laws of descent and distribution. However, in order to facilitate estate planning by Outside Directors, with the consent of the Board, the optionee may transfer all or a portion of the option to (i) an immediate family member, (ii) a trust for the exclusive benefit of the optionee and/or one or more immediate family members, (iii) a partnership in which the optionee and/or one or more immediate family members are the only partners, or (iv) such other person or entity as the Board permits. For this purpose, "immediate family member" means the optionee's spouse, former spouse, and children or grandchildren, whether natural or adopted.

         Change in Control. The Directors Plan provides that in the event of (i) a merger or consolidation in which the Company is not the surviving corporation or in which the stockholders of the Company before such transaction do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company, (ii) the sale, exchange or transfer of all or substantially all of the assets of the Company other than to one or more subsidiary corporations, (iii) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders of the Company before such transaction do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company, or (iv) a liquidation or dissolution of the Company (a "Change in Control"), then all options outstanding under the Directors Plan will become immediately exercisable and vested in full as of the date 15 days prior to the Change in Control unless the surviving, continuing, successor, or purchasing corporation or parent corporation thereof either assumes or substitutes new options for the options outstanding under the Directors Plan. To the extent that the options outstanding under the Directors Plan are not assumed, substituted for, or exercised prior to the Change in Control, they will terminate.

         Termination or Amendment. Unless earlier terminated by the Board, the Directors Plan will terminate on January 13, 2004. The Directors Plan may be terminated or amended by the Board at any time, subject to stockholder approval only if such amendment would increase the total number of shares of Common Stock reserved for issuance thereunder or would expand the class of persons eligible to receive options. No termination or amendment of the Directors Plan may adversely affect an outstanding option without the consent of the optionee.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Directors Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

         Options granted under the Directors Plan are nonstatutory stock options, that is, options that do not qualify as incentive stock options under section 422 of the Code. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option granted under the Directors Plan, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the date of exercise. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of option exercise, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period following the date of exercise is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

AMENDED PLAN BENEFITS AND ADDITIONAL INFORMATION

         The following table sets forth the grants of stock options that will be received under the Directors Plan during the fiscal year ending June 30, 1999 by all current directors who are not executive officers provided that such persons remain Outside Directors and provided that the foregoing proposal is adopted by the stockholders. None of the other groups or individuals for whom disclosure would otherwise be required are eligible to participate in the Directors Plan.


                              AMENDED PLAN BENEFITS


                                                                        NO. OF SHARES IN
NAME                                                      POSITION        FISCAL 1999
----                                                      --------      ----------------
Glen M. Antle                                              Director         20,000

Yasushi Chikagami                                          Director         20,000

Charles A. Dickinson                                       Director         20,000

Millard Phelps                                             Director         20,000

All Outside Directors as a Group (4 persons)                                80,000


         From the inception of the Directors Plan through October 15, 1998, the current directors who are not executive officers of the Company have received, in the aggregate, options under the Directors Plan for the following numbers of shares: Mr. Antle, 15,000 shares, Mr. Chikagami, 22,877 shares, Mr. Dickinson, 10,000 shares, and Mr. Phelps, 16,301 shares. In addition, former non-employee directors who received Directors Plan options for 5% or more of the shares authorized under the Directors Plan (excluding options canceled upon such persons' resignation from office) are as follows: Leonard Liu, 15,712 shares and Shyur-Jen Chien, 20,000 shares. Benefits under the Directors Plan depend on a number of factors, including the fair market value of the Company's Common Stock on future dates and the exercise decisions made by the optionees. Consequently it is not possible to determine the dollar value of benefits that might be received by persons granted options under the Directors Plan.


VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         Approval of this proposal requires a number of votes "For" the proposal that exceeds the number of votes "Against" the proposal, provided a quorum is present. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but otherwise will have no effect on the outcome of the vote.

         The Board of Directors believes that approval of the foregoing amendment to the Directors Plan is in the best interests of the Company and the stockholders for the reasons stated above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE 1994 OUTSIDE DIRECTORS STOCK OPTION PLAN.

                                 PROPOSAL NO. 5

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors of the Company has selected PricewaterhouseCoopers LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1999. PricewaterhouseCoopers LLP has acted in such capacity since its appointment during the fiscal year ending June 30,1991. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

         The affirmative vote of a majority of the votes cast at the annual meeting of stockholders at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 1999.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

         Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 189 North Bernardo Avenue, Mountain View, California 94043, no later than June 25, 1999, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.


                              By Order of the Board of Directors


                              /s/ Frank C. Lin
                              -------------------------------------
                              FRANK C. LIN
                              Chairman of the Board of Directors,
                              President and Chief Executive Officer
October 28, 1998

                                    EXHIBIT 1

             CLASSIFIED BOARD OF DIRECTORS REMOVABLE ONLY FOR CAUSE
                               (PROPOSAL NO. 2-A)

Exhibit 1(A):

         In the event Proposal No. 2-A of the Proxy Statement for the 1998 Annual Meeting of Stockholders (the "Proxy Statement") is approved by the requisite vote of the stockholders at the Annual Meeting, Article Sixth, Section C of the Certificate shall read in its entirety as follows:

         "C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders as provided in Article SIXTH, Section A above. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director."

Exhibit 1(B):

         In the event Proposal No. 2-A of the Proxy Statement is approved by the requisite vote of the stockholders at the Annual Meeting, Section 3 of the By-Laws shall read in its entirety as follows:

         "Section 3. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders as provided in Article II, Section 1 above. Directors so chosen shall hold office until the new annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director."

                                    EXHIBIT 2

               LIMITATION ON THE ABILITY TO CALL SPECIAL MEETINGS
                               (PROPOSAL NO. 2-B)

         Exhibit 2(A):

         In the event Proposal No. 2-B of the Proxy Statement is approved by the requisite vote of the stockholders at the Annual Meeting, Article Fifth, Section D of the Certificate will read in its entirety as follows:

         "D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors, pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption."

         Exhibit 2(B):

         In the event Proposal No. 2-B of the Proxy Statement is approved by the requisite vote of the stockholders at the Annual Meeting, Section 2 of the By-Laws shall read in its entirety as follows:

         "Section 2. Special Meetings. Special meetings of Stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption."

                           TRIDENT MICROSYSTEMS, INC.

                  Proxy for the Annual Meeting of Stockholders

                        To be held on December 17, 1998



     The undersigned hereby appoints Frank C. Lin and William Steven Rowe, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Trident Microsystems, Inc., a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company, 189 North Bernardo Avenue, Mountain View, California, on December 17, 1998 at 9:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated October 28, 1998 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in his discretion upon such other matters as may properly come before the meeting.


     THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2-A, 2-B, 3, 4 AND 5.


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.



CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                            SEE REVERSE
                                                               SIDE

     Please mark
[X]  votes as in
     this example

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

A vote FOR the following proposals is recommended by the Board of Directors:

1. To elect the following two (2) persons as Class III directors to hold office for three-year terms and until their successors are elected and qualified:

    [ ]  FOR all nominees listed            [ ]  WITHHOLD AUTHORITY
         below (except as marked                 to vote for all nominees
         to the contrary below.)                 listed below.

    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

                              Frank C. Lin
                              Glen M. Antle

2. To approve certain additional anti-takeover measures under the Company's Certificate of Incorporation and By-Laws as follows:

    2-A. To provide that members of the board of directors are removable only for cause.

          [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

    2-B. To approve certain limitations on the ability to call special meetings.

          [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

3.  To approve the Company's 1998 Employee Stock Purchase Plan.

          [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

4. To approve an amendment to the Company's 1994 Outside Directors Stock Option Plan.

          [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

5. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999.

          [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

                                        MARK HERE            MARK HERE
                                        FOR ADDRESS          IF YOU PLAN
                                        CHANGE AND           TO ATTEND
                                        NOTE AT LEFT  [ ]    THE MEETING  [ ]

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Date:
     -------------------------      --------------------------------------------
                                    Signature

Date:
     -------------------------      --------------------------------------------
                                    Signature